Blue Calypso Receives Fifth and Files Two New Patents

DALLAS, TX – (BUSINESS WIRE) – 6/18/13 – Blue Calypso, Inc. (OTCBB:BCYP - News)  is pleased to announce today that they have received their fifth U.S. Patent number 8,457,670 titled “System and Method for Peer-To-Peer Advertising Between Mobile Communication Devices” from the U.S. Patent & Trademark Office (USPTO). This new patent further strengthens the Company’s original patent claim set as a “Continuation In Part” (CIP) of US patent 7,664,516 along with US patent numbers 8,155,679, 8,438,055 and 8,452,646.  The Company also recently filed two new CIPs which expand their inventions related to mobile and geo-enabled offers/coupons and rich media testimonials and expects to file several more in the very near future.

“Blue Calypso is committed to continual innovation and is challenging status quo in order to create next generation technologies that will change the way brands interact with their advocates.  With the accelerated adoption of mobile devices and the changing landscape for digital branding we see tremendous opportunity ahead of us.” said Andrew Levi, Blue Calypso’s Founder, Chief Technology Officer, and inventor of its patented platform.

Blue Calypso is excited to receive issuance on a fifth patent.  “We are continuously innovating against our current business model and looking ahead to future cutting edge customer solutions,” says Bill Ogle, CEO.

About Blue Calypso, Inc.

Blue Calypso is an innovator in digital word-of-mouth marketing and advertising.  With Blue Calypso’s patented platform, brands can harness the power of friend-to-friend referrals by empowering their advocates to share brand content with their unique social graph and rewarding sharing and engagement. Through robust, real-time analytics, brands can maximize their gain against social media initiatives, acquire high-value customers and increase sales.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION

Investor Relations:

Blue Calypso, Inc.

David Polster, CFO

972-695-4776, ext. 528

Merriman Capital, Inc.Capital Markets AdvisorDouglas Rogers, Managing Director415-248-5612